EXHIBIT 10.4

Basic Sales Agreement

Jet Neko Co., Ltd. ("Seller") and _______________ ("Purchaser") make and enter into this Basic Sales Agreement (the "Agreement") with respect to the selling of Seller’s products to Purchaser as follows.

Article 1:   Basic Agreement

1.	Seller sells their handling products and Purchaser purchases them.
2.	The terms and conditions which are not described in the separate agreement shall be provided by this Agreement.

Article 2:   Separate Agreement

Products, amount, price, conditions of delivery and other conditions shall be provided by each separate agreement and the separate agreement shall be concluded by the Purchaser’s order and Seller’s consent to it

Article 3:   Payment of Delivery Expenses

Seller shall deliver products and conditions of delivery shall be provided by separate agreement. Expenses for delivery shall be paid by Seller unless otherwise provided.
However, if Purchaser designates the place of delivery to the third party’s address, expenses for delivery shall be paid by Purchaser.

Article 4:   Inspection of Products

1.	Purchaser shall inspect the amount of delivered products immediately and if there are losses by delay of inspection, Purchaser shall bear responsibility to pay for them to Seller.
2.	When Purchaser finds a mistake in amount of delivered products, he/she shall notify the details of mistake. If Seller recognizes his/her mistake, it shall be settled through mutual consultation.

Article 5:   Risk-bearing

Risk from products which Seller sells to Purchaser shall be transferred from Seller to Purchaser when the products are delivered to Purchaser.

Article 6:   Indemnity Liability

If the problem which arises from Seller’s defect is recognized, Seller shall bear the responsibility for indemnity liability up to invoice price as an upper limit.
However, Seller shall be exempted from indemnity liability in following cases:

1.	Products are damaged or lost by fire, natural disaster, earthquake, terrorism or war.
2.	Delivery is impossible or delayed by accident in transportation or other inevitable accident.
3.	Products are damaged or lost by Purchaser’s intention or fault.
4.	Products are broken down or damaged by Purchaser’s operation error.
5.	Products are broken down or damaged by Purchaser’s operation in abnormal condition.

Article 7:   Prohibited Acts

Purchaser shall not reproduce, analyze and remodel the products.
If this fact is found and recognized, Seller shall stop the sales to Purchaser and may claim for damage.

Article 8:   Warranty against Defects

If Purchaser finds a defect within three months after delivery, he/she shall notify the details of defect immediately and Seller shall exchange them for substitute product.

Article 9:   Transfer of Ownership

Seller may reserve the ownership of product to him/her until completion of Purchaser’s payment. The ownership shall be transferred to Purchaser after completion of payment.

Article 10: Prohibition of Transfer

Purchaser shall not transfer the rights and obligations which arise from this Agreement.

Article 11: Payment

1.	Seller shall close Purchaser’s account at the end of each month and send the invoice to Purchaser by 10th of the following month.
2.
Purchaser shall pay amount of invoice by the end of the following month of the closing month through a bank transfer to the bank account specified by Seller. Transfer charge shall be paid by Purchaser.

Article 12: Termination of Agreement and Acceleration

1.	If the following conditions are occurred in the other party, Seller and Purchaser may terminate this Agreement immediately without notification.

①	The payment to the other party is delayed or stopped.
②	The bankruptcy, civil rehabilitation, corporate rehabilitation, reorganization or special liquidation is declared.
③	Compulsory execution, auction or disposition for delinquency is executed.
④	Business is stopped.
⑤	The matter that business in this Agreement can not be continued is occurred.

2.	If above conditions are occurred in Purchaser, Seller may stop the shipping without notice.
3.	If above conditions are occurred, due date for payment of all the payables that Purchase shall pay to Seller comes and Seller may claim all the payment immediately.

Article 13: Confidentiality

Seller and Purchaser shall not disclose the confidential information which is known by mutual business, for example the products, to the other party.

Article 14: Period of Agreement and Cancellation during a period

The period of this Agreement is one year from closing date of this Agreement. If there is no offer of alteration or cancellation in writing by Seller or Purchaser within one month before the period end, this Agreement shall be renewed automatically for additional one year period.

Article 15: Matter for Consultation

When there is any matter not stipulated herein or any ambiguities arise in connection with the interpretation of any of the provisions of this Agreement, Seller and Purchaser shall settle through mutual consultation with sincerity.

Article 16: Court with Jurisdiction

The court with Jurisdiction to settle any disputes which may arise out of this Agreement shall be the courts of Seller’s place of residence.

IN WITNESS WEHREOF, this Agreement has been executed in duplicate, with the parties hereto holding one copy each.

Date:______________

Seller:
2-3-48, Ehiranishi, Miyazaki-shi, Miyazaki
Jet Neko Co., Ltd.
Representative Director Shiryu Kobashikawa

Buyer: